March 7, 2007

TO ALL MEMBERS:

Notification of Possible Future Cash Dividends

In December 2006, the Federal Housing Finance Board (Finance Board) issued a final rule that prohibits the FHLBank of Cincinnati (FHLBank) and the other 11 District Banks from paying dividends in the form of additional shares of capital stock or otherwise issuing new excess stock, when its excess stock is greater than one percent of its total assets. This final rule, which was effective January 29, 2007, is based on the proposed rule issued by the Finance Board in March 2006 that sought to impose a limit on excess stock and establish a minimum retained earnings requirement. While the final rule deleted the establishment of minimum retained earnings, the Finance Board has indicated it will study a risk-based approach to capital requirements for future rulemaking.

The Finance Board defines excess stock as the sum of each member’s positive amount of excess stock. This definition differs from the FHLBank’s capital plan which does not view cooperatively used stock as “excess.” Currently the FHLBank exceeds the one percent limitation of excess stock as defined by the Finance Board, and, therefore would be prohibited from paying stock dividends at this time.

As a result, any dividend that may be declared and paid in the first quarter 2007 will likely be paid in the form of cash. Final determination of the form and rate of the dividend will be made by our Board of Directors at its March meeting. Future dividends after the first quarter are also subject to possibly being paid in the form of cash. This advance notice is to provide our stockholders additional time that may be necessary to address the accounting treatment of receiving cash dividends.

If you have any questions regarding this new rule and our dividend payment practices, please contact Don Able, Senior Vice President, Controller, at 513-852-7533.

David H. Hehman
President

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.